                                Exhibit 99.1
NEWS RELEASE

WELBILT COMPLETES SENIOR SECURED REVOLVING CREDIT FACILITY AMENDMENT

Financial covenants on $400 million revolver amended to provide compliance relief due to impact from COVID-19 pandemic

New Port Richey, FL. - April 20, 2020 - Welbilt, Inc. (NYSE:WBT) announced today that it has amended its $400 million senior secured revolving credit facility (“Revolver”) to address the risk of non-compliance with the Revolver’s financial covenants due to the COVID-19 pandemic’s impact on the commercial foodservice industry and the resulting demand for our products.

Highlights of key terms of the Revolver amendment include:

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The Leverage Ratio and Interest Coverage financial covenants are suspended for four quarters beginning with the quarter ending June 30, 2020 and replaced during that period with Minimum Consolidated EBITDA, Minimum Liquidity and Maximum Capital Expenditures tests, with the Minimum Liquidity test extending one additional quarter.

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The Leverage Ratio and Interest Coverage tests will be reinstated in the second quarter of 2021 at modified levels as compared to the pre-amendment requirements, returning to the pre-amendment covenant levels by the fourth quarter of 2021.

•	The size ($400 million) and maturity (October 2023) were unchanged.

“We are pleased to have completed the Revolver amendment early in the second quarter,” stated Marty Agard, Welbilt’s Executive Vice President and Chief Financial Officer. “Welbilt was on a journey to reduce its debt-to-EBITDA ratio to between 3.25x and 3.75x by the end of 2021, which has been negatively impacted by the COVID-19 pandemic. This amendment provides substantial covenant headroom over seven quarters, which will help to ensure continued access to our Revolver throughout this crisis and recovery period. We continue to believe that our liquidity resources including this Revolver are sufficient to meet our working capital needs and cash requirements and, as such, we did not seek additional Revolver capacity in this amendment. We remain committed to continuing our deleveraging journey once this crisis abates and business conditions begin to normalize.”

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors and dealers in over 100 countries. We have approximately 4,800 employees and generated sales of $1.6 billion in 2019. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding the impact of COVID-19 on our business, including on customer demand, supply chains and production; our ability to meet working capital needs and cash requirements over the next 12 months; our ability to realize savings from reductions in force and other cost saving measures; compliance with the financial covenants under our credit facility; our ability to obtain financial and tax benefits from the recently-passed CARES Act; future results, our full-year financial outlook; expected impact of restructuring and other operating and strategic plans and any assumptions on which those expectations, outlook, descriptions, targets or plans are based. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," “are encouraged,” "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks from global pandemics including COVID-19; risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems;

our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com